EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Wendy Kelley,
Vice President, Stakeholder and Investor Engagement
investorrelations@wd40.com
+1-619-275-9304
WD-40 Company Announces Board Changes
~ Appoints Eric P. Etchart as Chairman of the Board ~

SAN DIEGO – December 12, 2024 – WD-40 Company (NASDAQ:WDFC) is pleased to announce the appointment of Eric P. Etchart as non-executive chairman of the board of directors, effective today. Mr. Etchart succeeds Gregory A. Sandfort as chairman, who retired from the board following today’s 2024 Annual Meeting of Stockholders. Mr. Etchart will continue to serve on the Corporate Governance Committee and Finance Committee.

Mr. Etchart joined the board of directors in 2016, bringing extensive experience in international finance, marketing, and management. He previously served as senior vice president at The Manitowoc Company, Inc. from 2007 until his retirement in January 2016. Mr. Etchart is a French national and has held management positions in China, Singapore, Italy, France and the United States. He is recognized as a NACD Board Leadership Fellow and has earned qualifications in Climate Leadership and ESG Leadership.

“Eric’s extensive leadership experience, combined with his comprehensive background in international business makes him the ideal candidate to lead our board as we focus on our most significant growth opportunity, the geographic expansion of the blue and yellow can with the little red top,” said Steve Brass, president and chief executive officer of WD-40 Company. “I am eager to collaborate closely with Eric to ensure that WD-40 Company capitalizes on the growth opportunity we’ve identified around the world.”

Gregory A. Sandfort has retired from the board after 13 years of dedicated service.

“On behalf of the board of directors, I want to express our heartfelt thanks to Greg for his dedicated service and significant contributions,” said Mr. Etchart. “Greg’s leadership, insight, and unwavering commitment to sound corporate governance have been instrumental in guiding the Company over the last decade. We wish Greg all the best in his future endeavors.”
WD-40 Company’s board currently consists of 10 directors.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $590.6 million in fiscal year 2024 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit https://wd40company.com.

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